Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated September 27, 2019
Preliminary Prospectus Supplement dated August 4, 2021
Registration Statement File No. 333-234027

RAYTHEON TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED AUGUST 4, 2021

$1,000,000,000 1.900% NOTES DUE 2031
$1,000,000,000 2.820% NOTES DUE 2051

Issuer:	Raytheon Technologies Corporation

Title:	1.900% Notes due 2031 (the “2031 Notes”) 2.820% Notes due 2051 (the “2051 Notes”)

Principal Amount:	$1,000,000,000 (2031 Notes) $1,000,000,000 (2051 Notes)

Maturity Date:	September 1, 2031 (2031 Notes) September 1, 2051 (2051 Notes)

Coupon:	1.900% (2031 Notes) 2.820% (2051 Notes)

Price to Public:	99.963% of face amount (2031 Notes) 99.898% of face amount (2051 Notes)

Underwriting Discount:	0.450% (2031 Notes) 0.875% (2051 Notes)

Yield to Maturity:	1.904% (2031 Notes) 2.825% (2051 Notes)

Spread to Benchmark Treasury:	+73 basis points (2031 Notes) +98 basis points (2051 Notes)

Benchmark Treasury:	1.625% due May 15, 2021 (2031 Notes) 1.875% due February 15, 2051 (2051 Notes)

Benchmark Treasury Price and Yield:	104-05/1.174% (2031 Notes) 100-21+/1.845% (2051 Notes)

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing March 1, 2022. Interest will accrue from August 10, 2021.

Day Count Convention:	30/360

Make-Whole Call:	+12.5 basis points (prior to June 1, 2031) (2031 Notes) +15 basis points (prior to March 1, 2051) (2051 Notes)

Par Call:	On or after June 1, 2031 (2031 Notes) On or after March 1, 2051 (2051 Notes)

Proceeds, Before Expenses:	$995,130,000 (2031 Notes) $990,230,000 (2051 Notes)

Trade Date:	August 4, 2021

Settlement Date:	August 10, 2021 (T+4)

CUSIP:	75513ECM1 (2031 Notes) 75513ECL3 (2051 Notes)

ISIN:	US75513ECM12 (2031 Notes) US75513ECL39 (2051 Notes)

Denominations:	$2,000 x $1,000

Ratings*:	Baa1/A- (stable/negative)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
BofA Securities, Inc.
J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
UniCredit Capital Markets, LLC
Wells Fargo Securities, LLC

Co-Managers:
Academy Securities, Inc.
ANZ Securities, Inc.
BMO Capital Markets Corp.
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Siebert Williams Shank & Co., LLC
Blaylock Van, LLC
CastleOak Securities, L.P.
C.L. King & Associates, Inc.
Loop Capital Markets LLC
MFR Securities, Inc.

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-234027). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. (toll-free) at 1-800-831-9146, Deutsche Bank Securities Inc. (toll-free) at 1-800-503-4611, Morgan Stanley & Co. LLC at 1-866-718-1649 or Goldman Sachs & Co. LLC at 1-866-471-2526.

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